NATIONSBANK CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                     Year Ended
                                                     December 31
                      9 Months
                        Ended
                   September 30, 1994       1993        1992

                                                 (Dollars in
                                                    Thousands)
Excluding Interest on Deposits

Income before taxes        $1,966,768    $1,991,103   $1,396,213

Equity in undistributed earnings
 of unconsolidated subsidiaries
                               (1,904)       (4,756)      (1,426)

Fixed charges:
   Interest expense (including
    capitalized interest)    1,997,090     1,420,800      915,880
   Amortization of debt
   discount and appropriate
   issuance costs                6,368         6,377        3,000
   1/3 of net rent expense      86,390        95,786       90,667
Total fixed charges          2,089,848     1,522,963    1,009,547

Earnings (excluding capitalized
 interest)                  $4,054,713    $3,509,310   $2,398,329


Fixed charges               $2,089,848    $1,522,963   $1,009,547


Ratio of Earnings to
   Fixed Charges                  1.94          2.30        2.38




Including Interest on Deposits

Income before taxes           1,966,768     1,991,103   1,396,213

Equity in undistributed
  earnings of unconsolidated
  subsidiaries                   (1,904)       (4,756)    (1,426)


Fixed charges:
   Interest expense (including
    capitalized interest)      3,693,877     3,570,079  3,687,650
   Amortization of debt
    discount and appropriate
    issuance costs                 6,368         6,377      3,000
   1/3 of net rent expense        86,390        95,786     90,667
Total fixed charges            3,786,635     3,672,242  3,781,317

Earnings (excluding capitalized
 interest)                    $5,751,500    $5,658,589 $5,170,099


Fixed charges                 $3,786,635    $3,672,242 $3,781,317


Ratio of Earnings to
  Fixed Charges                     1.52          1.54       1.37


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                               1991          1990          1989
                                          (Dollars
                                         in Thousands)


Excluding Interest on Deposits

Income before taxes           $108,524     $625,467  $1,287,306

Equity in undistributed
 earnings of unconsolidated
 subsidiaries                  (1,114)         (668)        (471)

Fixed charges:
   Interest expense (including
    capitalized interest)    1,290,755     1,851,513    1,691,394
   Amortization of debt
    discount and appropriate
    issuance costs               2,093         2,872        2,863
   1/3 of net rent expense      81,909        66,195       60,341
Total fixed charges          1,374,757     1,920,580    1,754,598

Earnings (excluding capitalized
 interest)                  $1,470,621    $2,533,093   $3,033,954


Fixed charges               $1,374,757    $1,920,580   $1,754,598


Ratio of Earnings to
  Fixed Charges                   1.07          1.32        1.73




Including Interest on Deposits

Income before taxes           $108,524      $625,467   $1,287,306

Equity in undistributed
 earnings of unconsolidated
 subsidiaries                   (1,114)         (668)       (471)


Fixed charges:
   Interest expense (including
    capitalized interest)     5,611,057     6,683,262   6,286,088
   Amortization of debt
    discount and appropriate
    issuance costs                2,093         2,872       2,863
   1/3 of net rent expense       81,909        66,195      60,341
Total fixed charges           5,695,059     6,752,329   6,349,292

Earnings (excluding capitalized
 interest)                   $5,790,923    $7,364,842  $7,628,648


Fixed charges                $5,695,059    $6,752,329  $6,349,292


Ratio of Earnings to
  Fixed Charges                    1.02          1.09        1.20


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